UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 25, 2024
Data I/O Corporation
(Exact name of registrant as specified in its charter)

Washington	0-10394	91-0864123
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6645 185th Ave. N.E., Suite 100, Redmond, WA 98052
(Address of principal executive offices, including zip code)

(425) 881-6444
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	DAIO	NASDAQ

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company            □

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act           □

Items reported in this filing:

Item 2.02 Results of Operation and Financial Condition

Item 9.01 Financial Statements and Exhibits

____________________________________________________________________________________________________________

Item 2.02 Results of Operation and Financial Condition

A press release announcing first quarter 2024 results was made April 25, 2024 and a copy of the release is being furnished as Exhibit 99.0 in this current report.

____________________________________________________________________________________________________________

Item 9.01 Financial Statements and Exhibits.

(d)    Exhibits

Exhibit No.	Description
99.0	Press Release: Data I/O Reports First Quarter 2024 Results

 SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Data I/O Corporation

April 25, 2024	By: /s/ Gerald Y. Ng Gerald Y. Ng Vice President and Chief Financial Officer

Exhibit 99.0

Data I/O Reports First Quarter 2024 Results

Bookings Momentum Continues with Orders of $8.1 Million in the Quarter

Major Milestone with 500th PSV System Sale

Redmond, WA -- April 25, 2024 -- Data I/O Corporation (NASDAQ: DAIO), the leading global provider of advanced security and data deployment solutions for microcontrollers, security ICs and memory devices, today announced financial results for the first quarter ended March 31, 2024.

First Quarter 2024 Highlights

•       Net sales of $6.1 million; bookings of $8.1 million

•       Quarter-end backlog of $4.5 million

•       Gross margin as a percentage of sales of 52.8%

•       Net loss of ($807,000) or ($0.09) per share

•       Adjusted EBITDA* of ($364,000)

•       Cash & Equivalents of $12.0 million; no debt

•       5 new customer wins

•       Achieved major milestone with the sale of 500th PSV system

*Adjusted EBITDA is a non-GAAP financial measure.  A reconciliation is provided in the tables of this press release.

Management Comments

Commenting on the first quarter ended March 31, 2024, Anthony Ambrose, President and CEO of Data I/O Corporation, said, “We had a strong bookings quarter, which included our 500th PSV family system order. Bookings reached the highest level in 11 quarters, aided by strength in the Programming Center market and 5 new customer and location wins in the first quarter of 2024, driven by ever growing and increasingly complex programming requirements. These short term and long term achievements underscore why the PSV family is recognized as the most successful automated programming system in the industry.

“Our revenues for the first quarter were slightly lower than anticipated due to the timing of system orders and deliveries. Backlog was $4.5 million at the end of the quarter and most of these orders are expected to be shipped and recognized as revenue in the second half of 2024.  Looking forward, we see strength in EMEA and Asia, as the Americas region digests the strong CAPEX orders from the prior 2 years for the next 1 to 2 quarters.

“Our focus is growth from the Automotive, Industrial and Programming Center markets worldwide combined with tighter spending controls, process efficiencies and operating leverage.  In the first quarter, we continued to reduce operating expenses while expanding our market penetration.  This approach to disciplined growth remains a priority in 2024.”

Financial Results

Net sales in the first quarter 2024 were $6.1 million, down 16% compared with $7.2 million in the first quarter of 2023.  The decrease from the prior year period primarily reflects timing of shipments on new bookings and comparison to a favorable post-lockdown recovery one year ago.  First quarter 2024 bookings were $8.1 million, up 41% from the prior year on strong opportunity conversion in Europe and Asia.  Backlog increased $1.7 million in the first quarter to $4.5 million as of March 31, 2024.

Gross margin as a percentage of sales was 52.8% in the first quarter 2024, as compared to 59.5% in the prior year period.  The difference in gross margin as a percentage of sales primarily reflects lower sales volume on relatively fixed manufacturing and service costs and product mix.  Ongoing initiatives to reduce direct product costs partially offset the sales decline and product mix impacts.

Operating expenses in the first quarter 2024 were under $4.1 million, down $53,000 or 1% from the prior year period.  First quarter operating expenses are typically higher than other quarters of the year due to public company costs including audit, regulatory filings and NASDAQ fees.  First quarter R&D and SG&A expenses of $1.6 million and $2.5 million, respectively, were marginally lower compared to the prior year period with compensation and inflationary increases offset by continued efficiency improvements and cost reduction efforts.

Net loss in the first quarter 2024 was ($807,000), or ($0.09) per share, compared with net income of $95,000, or $0.01 per share, in the first quarter of 2023.  The decline was due largely to lower revenue, its impact on gross margin offset by lower operating expenses, higher interest earnings and a small gain on foreign currency transactions.  Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”), which excludes equity compensation, was ($364,000) in the first quarter 2024, compared to Adjusted EBITDA of $502,000 in the first quarter 2023.

The Company’s balance sheet remained strong with cash of $12.0 million at the end of the first quarter compared to $12.3 million on December 31, 2023.  Cash declined as expected due to higher cash expenses paid annually in the first quarter.  Inventory at $6.4 million at the end of the first quarter increased slightly from $5.9 million on December 31, 2023, due to lower revenue. Data I/O had net working capital of $18.1 million on March 31, 2024 compared to $18.4 million on December 31, 2023.  The company continues to have no debt.

Conference Call Information

A conference call discussing financial results for the first quarter ended March 31, 2024 will follow this release today at 2 p.m. Pacific Time/5 p.m. Eastern Time.  To listen to the conference call, please dial 412-317-5788.  A replay will be made available approximately one hour after the conclusion of the call. To access the replay, please dial 412-317-0088, access code 7614033.  The conference call will also be simultaneously webcast over the Internet; visit the Webcasts and Presentations section of the Data I/O Corporation website at www.dataio.com to access the call from the site.  This webcast will be recorded and available for replay on the Data I/O Corporation website approximately one hour after the conclusion of the conference call.

About Data I/O Corporation

Since 1972, Data I/O has developed innovative solutions to enable the design and manufacture of electronic products for automotive, Internet-of-Things, medical, wireless, consumer electronics, industrial controls and other electronics devices. Today, our customers use Data I/O’s data programming solutions and security deployment platform to secure the global electronics supply chain and protect IoT device intellectual property from point of inception to deployment in the field.  OEMs of any size can program and securely provision devices from early samples all the way to high volume production prior to shipping semiconductor devices to a manufacturing line. Data I/O enables customers to reliably, securely, and cost-effectively bring innovative new products to life.  These solutions are backed by a portfolio of patents and a global network of Data I/O support and service professionals, ensuring success for our customers.  Learn more at dataio.com/Company/Patents.

Learn more at dataio.com

Forward Looking Statement and Non-GAAP financial measures

Statements in this news release concerning economic outlook, expected revenue, expected margins, expected savings, expected results, expected expenses, orders, deliveries, backlog and financial positions, semiconductor chip shortages, supply chain expectations, as well as any other statement that may be construed as a prediction of future performance or events are forward-looking statements which involve known and unknown risks, uncertainties and other factors which may cause actual results to differ materially from those expressed or implied by such statements.

Forward-looking statement disclaimers also apply to the demand for the Company’s products and the impact from geopolitical conditions including any related international trade restrictions. These factors include uncertainties as to the ability to record revenues based upon the timing of product deliveries, shipping availability, installations and acceptance, accrual of expenses, coronavirus related business interruptions, changes in economic conditions, part shortages and other risks including those described in the Company’s filings on Forms 10-K and 10-Q with the Securities and Exchange Commission (SEC), press releases and other communications.

Non-GAAP financial measures, such as EBITDA and Adjusted EBITDA, excluding equity compensation, should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding the Company’s results and facilitate the comparison of results.

Contacts:

Gerald Ng
Vice President and CFO
Data I/O Corporation 6645 185th Ave. NE, Suite 100
Redmond, WA 98052 Investor-Relations@dataio.com

Darrow Associates, Inc.
Jordan Darrow
(512) 551-9296 jdarrow@darrowir.com

-     tables follow     -

DATA I/O CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(UNAUDITED)

	Three Months Ended March 31,
	2024	2023

Net Sales	$6,099	$7,231
Cost of goods sold	2,879	2,929
Gross margin	3,220	4,302
Operating expenses:
Research and development	1,582	1,625
Selling, general and administrative	2,498	2,508
Total operating expenses	4,080	4,133
Operating income (loss)	(860)	169
Non-operating income (loss):
Interest income	80	35
Foreign currency transaction gain (loss)	14	(74)
Total non-operating income (loss)	94	(39)
Income (loss) before income taxes	(766)	130
Income tax (expense) benefit	(41)	(35)
Net income (loss)	($807)	$95

Basic earnings (loss) per share	($0.09)	$0.01
Diluted earnings (loss) per share	($0.09)	$0.01
Weighted-average basic shares	9,023	8,818
Weighted-average diluted shares	9,023	9,029

DATA I/O CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

(UNAUDITED)

	March 31, 2024	December 31, 2023

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$11,999	$12,341
Trade accounts receivable, net of allowance for
credit losses of $71 and $72, respectively	4,822	5,707
Inventories	6,372	5,875
Other current assets	739	690
TOTAL CURRENT ASSETS	23,932	24,613

Property, plant and equipment – net	1,044	1,359
Other assets	1,228	1,429
TOTAL ASSETS	$26,204	$27,401

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$1,544	$1,272
Accrued compensation	1,318	2,003
Deferred revenue	1,606	1,362
Other accrued liabilities	1,271	1,438
Income taxes payable	45	113
TOTAL CURRENT LIABILITIES	5,784	6,188

Operating lease liabilities	562	702
Long-term other payables	226	192

STOCKHOLDERS’ EQUITY
Preferred stock -
Authorized, 5,000,000 shares, including
200,000 shares of Series A Junior Participating
Issued and outstanding, none	-	-
Common stock, at stated value -
Authorized, 30,000,000 shares
Issued and outstanding, 9,024,959 shares as of March
31, 2024 and 9,020,819 shares as of December 31, 2023	23,019	22,731
Accumulated earnings (deficit)	(3,452)	(2,645)
Accumulated other comprehensive income	65	233
TOTAL STOCKHOLDERS’ EQUITY	19,632	20,319
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$26,204	$27,401

DATA I/O CORPORATION

NON-GAAP FINANCIAL MEASURE RECONCILIATION

	Three Months Ended March 31,
	2024	2023
(in thousands)
Net Income (loss)	($807)	$95
Interest (income)	(80)	(35)
Taxes	41	35
Depreciation and amortization	201	158
EBITDA earnings	($645)	$253

Equity compensation	281	249

Adjusted EBITDA, excluding equity compensation	($364)	$502